Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE

SERIES B CONVERTIBLE PREFERRED STOCK OF

PAPA JOHN’S INTERNATIONAL, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Papa John’s International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of two hundred sixty thousand (260,000) shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on February 4, 2019, filed a Certificate of Designation with respect to such Series B Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.That no shares of said Series B Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.

3.That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on February 4, 2019, the Company authorized the issuance of a series of two hundred sixty thousand (260,000) shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, two hundred fifty two thousand, five hundred thirty (252,530) shares of such Series B Preferred Stock were issued by the Company in 2019 and all such shares have been reacquired by the Company as of the date hereof pursuant to the repurchase of such shares by the Company or the conversion thereof into shares of Common Stock, par value $0.01 per share, of the Company;

WHEREAS, as of the date hereof, no shares of such Series B Preferred Stock are outstanding and no shares of such Series B Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Series B Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

NOW, THEREFORE, BE IT AND IT HEREBY IS:

RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Series B Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and it is further

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Series B Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

4.That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 3rd day of August, 2021.

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Caroline M. Oyler
Name: Caroline M. Oyler
Office: Chief Legal and Risk Officer, Corporate Secretary